                                                                     EXHIBIT 2.1






                 FORM OF SEPARATION AND DISTRIBUTION AGREEMENT


                                  dated as of


                                March __, 1998


                                    between


                             CAMPBELL SOUP COMPANY


                                      and


                        VLASIC FOODS INTERNATIONAL INC.

                               TABLE OF CONTENTS

                                                                                Page
ARTICLE I      DEFINITIONS......................................................    1

     Section 1.1    Definitions.................................................    1

ARTICLE II     THE DISTRIBUTION.................................................   10

     Section 2.1    Cooperation Prior to the Distribution.......................   10
     Section 2.2    CSC Board Action; Conditions Precedent to the Distribution..   11
     Section 2.3    The Distribution............................................   11
     Section 2.4    Fractional Shares...........................................   12

ARTICLE III    CONVEYANCE OF CERTAIN ASSETS; ASSUMPTION OF CERTAIN
               LIABILITIES; CERTAIN OTHER ARRANGEMENTS..........................   12

     Section 3.1    Internal Transfer Transactions..............................   12
     Section 3.2    Conveyance of Assets; Assumption of Liabilities.............   12
     Section 3.3    Financing Arrangements......................................   15
     Section 3.4    Conduct of Spinco Pending Distribution......................   15
     Section 3.5    Director Resignations.......................................   15
     Section 3.6    Settlement of Intercompany Accounts.........................   15
     Section 3.7    Termination of Intercompany Agreements......................   15
     Section 3.8    Guaranteed Spinco Liabilities...............................   16
     Section 3.9    Covenants Regarding Domestic Grocery Business of CSC........   16
     Section 3.10   The Non-U.S. Plan...........................................   17
     Section 3.11   Corporate Name..............................................   17

ARTICLE IV     MUTUAL RELEASES..................................................   19

     Section 4.1    Release of Pre-Distribution Claims..........................   19

ARTICLE V      INDEMNIFICATION..................................................   20

     Section 5.1    Spinco Indemnification of the CSC Group.....................   20
     Section 5.2    CSC Indemnification of Spinco Group.........................   20
     Section 5.3    Insurance and Third Party Obligations.......................   21
     Section 5.4    Notice and Payment of Claims................................   21
     Section 5.5    Notice and Defense of Third-Party Claims....................   21
     Section 5.6    Exclusive Remedy; Waiver of Jury Trial......................   22
     Section 5.7    Existing Claims.............................................   22

ARTICLE VI     INSURANCE........................................................   23

     Section 6.1    Insurance Policies and Rights...............................   23
     Section 6.2    Claims......................................................   24
     Section 6.3    Administration and Reserves.................................   25

     Section 6.4    Retrospectively-Rated Premium Adjustments...................   25
     Section 6.5    Allocation of Insurance Proceeds; Cooperation...............   25
     Section 6.6    Reimbursement of Expenses...................................   26
     Section 6.7    Insurer Insolvency or Coverage Controversy..................   26
     Section 6.8    Direct Responsibility for Claims............................   26
     Section 6.9    Assistance, Waiver of Conflict and Shared Defense...........   27

ARTICLE VII    SERVICES AND RELATED MATTERS.....................................   27

     Section 7.1    Performance of Services.....................................   27
     Section 7.2    Independence................................................   27

ARTICLE VIII   CERTAIN OTHER MATTERS............................................   27

     Section 8.1    Benefits Agreement..........................................   27
     Section 8.2    Tax Matters.................................................   27
     Section 8.3    Intellectual Property Matters...............................   27
     Section 8.4    Treatment of Assets Transferred and Liabilities Assumed.....   27

ARTICLE IX     INFORMATION......................................................   28

     Section 9.1    Access to Information.......................................   28
     Section 9.2    Litigation Cooperation......................................   28
     Section 9.3    Privilege Matters...........................................   28
     Section 9.4    Reimbursement...............................................   29
     Section 9.5    Retention of Records........................................   29
     Section 9.6    Confidentiality.............................................   29

ARTICLE X      INTEREST ON PAYMENTS.............................................   30

     Section 10.1   Interest on Payments........................................   30

ARTICLE XI     GENERAL..........................................................   30

     Section 11.1   Termination.................................................   30
     Section 11.2   Effect of Termination.......................................   30
     Section 11.3   Expenses....................................................   30
     Section 11.4   Notices.....................................................   30
     Section 11.5   Amendment and Waiver........................................   31
     Section 11.6   Entire Agreement............................................   31
     Section 11.7   Survival....................................................   31
     Section 11.8   Parties in Interest.........................................   31
     Section 11.9   Further Assurances and Consents.............................   32
     Section 11.10  Severability................................................   32
     Section 11.11  Governing Law...............................................   32
     Section 11.12  Counterparts................................................   32
     Section 11.13  Assignment..................................................   32
     Section 11.14  Disputes....................................................   32

                               TABLE OF EXHIBITS


Exhibit A -  Internal Transfer Transactions
Exhibit B -  Spinco Balance Sheet


                              TABLE OF SCHEDULES

Schedule 1.1         -   Specified Collective Bargaining Agreements
Schedule 2.1(i)      -   Non-U.S. Plan
Schedule 3.7(b)(ii)  -   Certain Intercompany Agreements

                     SEPARATION AND DISTRIBUTION AGREEMENT
                     -------------------------------------

          THIS IS A SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March ___, 1998 (this AGREEMENT), by and between Campbell Soup Company, a New Jersey corporation (together with its successors and permitted assigns, CSC), and Vlasic Foods International Inc., a New Jersey corporation (together with its successors and permitted assigns, SPINCO).

                                  Background
                                  ----------

          A.   Spinco is presently a wholly-owned subsidiary of CSC.

          B. The Board of Directors of CSC has determined that it is in the best interest of CSC and the shareowners of CSC to make a distribution (the DISTRIBUTION) to holders of CSC Common Stock (as defined herein), on the terms set forth in this Agreement, of all of the outstanding shares of Spinco Common Stock (as defined herein) at the rate of one share of Spinco Common Stock for every ten shares of CSC Common Stock outstanding as of the Record Date (as defined herein).

          C. It is the intention of the parties that the Distribution will not be taxable to the shareowners of CSC pursuant to Section 355 of the Code (as defined herein).

          D. The parties have determined that it is necessary and desirable to set forth in this Agreement the principal corporate transactions required to effect the Distribution and other terms and provisions that will govern certain matters following such Distribution.

          E. In connection with the Distribution, CSC and Spinco, and members of their respective Groups, also intend to enter into the Benefits Agreement, the Intellectual Property Agreements, the Tax Agreement, the Transition Services Agreement and the other Ancillary Agreements (as such terms are defined herein) to effect the separation of Spinco and CSC and to govern the relationship of Spinco and CSC after the Distribution with respect to the matters covered by such agreements.

                                     Terms
                                     -----

          THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1  DEFINITIONS.   As used herein, the following terms have the
following meanings:

          ACTION means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

          AFFILIATE means a Person that controls, is controlled by, or is under common control with such Person. As used herein, CONTROL means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

          ANCILLARY AGREEMENTS means all of the written agreements, instruments, understandings, assignments and other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Benefits Agreement, the Intellectual Property Agreement, the Tax Agreement and the Transition Services Agreement, and the agreements and instruments entered into in connection with the Internal Transfer Transactions.

          ASSETS means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including, without limitation, the following:

          (i) all accounting and other books, records and files, including audit files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

          (ii) all apparatus, computers and other electronic data processing equipment, fixtures, trade fixtures, machinery, equipment, capital and other spares, furniture, office equipment, automobiles, trucks and aircraft, rolling stock, vessels, motor vehicles, trailers and other transportation equipment, special and general tools, test devices, prototypes and models and any other tangible personal property;

          (iii) all inventories of materials, raw materials, supplies, work-in-process, consigned goods, finished goods, packaging and all products and product samples;

          (iv) all interests in real property of whatever nature, including easements, leases and licenses, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

          (v) all buildings and other improvements to real property and all leasehold improvements;

          (vi) all bonds, notes, debentures, stock or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, all certificates of deposit, banker's acceptances, certificates of interest or participation in profit sharing agreements, collateral trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities of any kind;

          (vii) all license agreements, leases of personal property and other leases, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture or sale of products, other sales or purchase agreements, other commitments or arrangements, permits, distribution arrangements, and other contracts, agreements, or commitments;

          (viii) all deposits, letters of credit and performance and surety bonds;

          (ix) all technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; environmental clean-up technology, safety and industrial hygiene methods and technology;

          (x) all technology, domestic and foreign patents, statutory, common law and registered copyrights, trade names, registered and unregistered trademarks, service marks, service names, trade styles, product bar codes and associated goodwill, and registrations and applications for any of the foregoing, trade secrets, inventions, recipes, formulas, processes, designs, know-how, or other confidential or proprietary information and licenses from third Persons granting the right to use any of the foregoing and other rights in, to and under the foregoing (it being understood that any transfer of Assets described in this clause
     (x) shall be made pursuant to the Intellectual Property Agreements);

          (xi) all computer applications, programs and other software and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updates and accessions thereto), all technical manuals and documentation made in connection with the foregoing, and the right to sue for past infringement thereof, and all licenses and rights with respect to the foregoing or of like nature, including operating software, network software, design software, design tools, systems documentation and instructions;

          (xii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports, lists of advertisers, records pertaining to advertisers and accounts, and other books, records, studies, surveys, reports, plans and document forms and any other business information;

          (xiii) all prepayments or prepaid expenses, trade accounts and other accounts and notes receivable, deferred taxes and all other current assets;

          (xiv) the right to receive mail, payments on accounts receivable and other communications;

          (xv) all rights under contracts, agreements, warranties or guaranties, all claims or rights or judgments against any Person, all rights in connection with any bids or offers and all claims, choses in action, rights of recovery and rights of set-off or similar rights, whether accrued or contingent, and refunds and deposits;

          (xvi) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

          (xvii) all licenses, permits, approvals and authorizations which have been issued by any governmental authority;

          (xviii) advertising and marketing materials and other printed or written materials;

          (xix) employee contracts, including any rights thereunder to restrict an employee or former employee from competing in certain respects, and personnel and medical files and records;

          (xx) cash, cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

          (xxi) interest rate, currency, commodity or other swap, collar, cap, floor, or other hedging or similar agreements or arrangements.

          ASSUMED SENIOR DEBT FACILITY AGREEMENTS means the Credit Agreement, dated as of February 20, 1998, among CSC, Spinco and Morgan Guaranty Trust Company of New York and the other parties thereto (and any ancillary agreements thereto).

          BENEFITS AGREEMENT means the Employee Benefits and Compensation Agreement entered into on or prior to the Distribution Date between CSC and Spinco, as amended from time to time.

          CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended.

          CLAIMS ADMINISTRATION means the processing of claims made under the Insurance Policies, including the reporting of claims to the insurance carrier, management and defense of claims and providing for the appropriate releases upon settlement of claims.

          CODE means the Internal Revenue Code of 1986, as amended.

          COMMISSION means the United States Securities and Exchange Commission.

          CONTINGENT GAIN means any claim or other right of CSC or Spinco or any member of their respective Groups, whenever arising, against any Person other than CSC or Spinco or any member of their respective Groups, if and to the extent that (i) such claim or right has accrued as of the Distribution Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Distribution Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Distribution Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Distribution Date. A claim or right meeting the foregoing definition shall be considered a Contingent Gain regardless of whether there was any proceeding pending, threatened or contemplated as of the Distribution Date with respect thereto. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Distribution Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Closing Date, such that the claim or right, were it asserted in a proceeding on or prior to the Distribution Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any proceeds from Insurance Policies,
(ii) any reversal of any litigation or other reserve, or (iii) any matters relating to Taxes (which are governed by the Tax Agreement) shall be deemed to be a Contingent Gain.

          CSC ASSETS means all of the Assets, other than the Spinco Assets, held on the Distribution Date by any member of either Group.

          CSC BUSINESS means the business now or formerly conducted by CSC and its present and former Subsidiaries, other than the Spinco Business.

          CSC COMMON STOCK means the outstanding shares of capital stock, par value $.0375 per share, of CSC.

          CSC GROUP means CSC and its Subsidiaries, excluding any member of the Spinco Group.

          CSC LIABILITIES means (i) Liabilities of CSC under this Agreement or any Ancillary Agreement, (ii) Liabilities, other than Spinco Liabilities, incurred in connection with the conduct or operation of the CSC Business or the ownership, leasing or use of the CSC Assets (including liabilities arising under contracts, real property and leasehold interests), whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising before, on or after the Distribution Date, (iii) Divested Business Liabilities and (iv) Identified Non-Operating Real Property Liabilities.

          DISTRIBUTION is defined in the Background to this Agreement.

          DISTRIBUTION AGENT means First Chicago Trust Company of New York, Jersey City, New Jersey, in its capacity as agent for CSC in connection with the Distribution.

          DISTRIBUTION DATE means the open of business on March 30, 1998, or such other business day as of which the Distribution shall be effective, as determined by the Board of Directors of CSC.

          DIVESTED BUSINESS LIABILITIES means any Liabilities, whether arising before, on or after the Distribution Date, relating to or associated with (i) any business or operations sold or otherwise divested to an unaffiliated third party by a member of either Group at any time prior to the Distribution Date or
(ii) any real property sold or otherwise divested to an unaffiliated third party by a member of either Group at any time prior to the Distribution Date or (iii) any real property (A) in which a member of either Group maintained a leasehold interest at any time prior to the Distribution Date and (B) in which no member of the Spinco Group maintains a leasehold interest (or otherwise occupies or has any right to occupy) as of the Distribution Date.

          ENVIRONMENTAL LAWS means all foreign, federal, state and local environmental and employee protection laws, rules, regulations, common law, judgments, orders, consent agreements, work practices and standards.

          ENVIRONMENTAL LIABILITIES means any and all losses, claims, demands, liabilities, obligations, causes of action, damages, costs and expenses, fines or penalties (including attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, whether arising before, on or after the Distribution Date arising out of or related to (i) environmental conditions, including the presence, Release, threat of Release, Management or exposure of or to Hazardous Materials, whether into the air, soil, ground or surface waters on-site or off-site or arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released, or any costs or expenses for any Remediation; or (ii) any violation of any Environmental Law (including costs and expenses for pollution control equipment required to bring into compliance with Environmental Laws and fines, penalties and defense costs), including CERCLA.

          EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

          CSC CONTINGENT GAIN means any Contingent Gain if such Contingent Gain primarily relates to the CSC Business (ignoring, for this purpose, the difference in the relative sizes of the CSC Business and the Spinco Business) or if such Contingent Gain is expressly assigned to CSC pursuant to this Agreement or any Ancillary Agreement.

          FORM 10 means the registration statement on Form 10 filed by Spinco with the Commission to effect the registration of the Spinco Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

          GROUP means the CSC Group or the Spinco Group.

          GUARANTEED SPINCO LIABILITIES means all Spinco Liabilities on which any member of the CSC Group is an obligor by reason of any guarantee, suretyship or similar contractual commitment.

          HAZARDOUS MATERIALS means any hazardous, toxic or polluting materials, substances, wastes, pollutants or contaminants (including petroleum, petroleum products, radioactive materials, asbestos or asbestos-containing materials) which are defined or regulated under any Environmental Law or any other compound, mixture, element, solution or substance which poses or may pose a present or potential hazard to human health or the environment.

          HEADQUARTERS FACILITY means the land, buildings and improvements owned by CSC located at Campbell Place, Camden, New Jersey.

          IDENTIFIED NON-OPERATING REAL PROPERTY LIABILITIES means any Liabilities, whether arising before, on or after the Distribution Date, relating to or associated with the non-operating real property identified on Exhibit A to be transferred by Spinco or another member of the Spinco Group to CSC or another member of the CSC Group.

          INFORMATION STATEMENT means the information statement to be sent to each holder of CSC Common Stock in connection with the Distribution.

          INSURANCE ADMINISTRATION means, with respect to each Insurance Policy,
(i) the accounting for, and payment of, retrospectively-rated premiums, defense costs, deductibles and retentions as appropriate under the terms and conditions of each of the Insurance Policies, (ii) the reporting to excess insurance carriers of any losses or claims which may cause the pre-occurrence or aggregate limits of any Insurance Policy to be exceeded and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

          INSURANCE POLICIES means the insurance policies and insurance contracts of any kind that are owned or maintained by, or provide a benefit in favor of, any member of either Group or any of its predecessors as the insured interest, including, without limitation, primary and excess policies, commercial general liability policies, commercial automobile insurance policies, aviation and aircraft insurance policies, workers' compensation policies (including, without limitation, occupational disease), property, casualty and officers' liability insurance policies, fiduciary liability insurance policies, commercial crime insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, privileges and benefits arising thereunder.

          INSURANCE PROCEEDS means monies received by or on behalf of an insured from an insurance carrier or paid by an insurance carrier on behalf of an insured.

          INSURED CLAIMS means those Liabilities and losses, damages and costs that, individually or in the aggregate, are covered within the terms and conditions of any of the Insurance Policies, whether or not subject to deductibles, self-insured retention, coinsurance, uncollectibility or retrospectively-rated premium adjustments, but only to the extent such Liabilities are within applicable Insurance Policy limits, including aggregates.

          INTELLECTUAL PROPERTY AGREEMENTS means the Swanson Trademark License Agreement between CSC Brands Inc. and Vlasic International Brands Inc., the Swanson Trademark License Agreement between CSC and Vlasic International Brands Inc., the Trademark License Agreement between CSC Brands, Inc. and Vlasic International Brands Inc., [the Trademark License Agreement between __________ and Vlasic International Brands Inc.,] and the Technology Sharing Agreement between CSC and Spinco, each entered into on or prior to the Distribution Date, as each may be amended from time to time.

          INTERNAL TRANSFER TRANSACTIONS means, collectively, each of the distributions, transfers, conveyances, contributions, assignments and other transactions described and set forth on Exhibit A attached hereto, and, in addition, those described or contemplated by the Information Statement and the private letter ruling from the Internal Revenue Service described in Section 2.2(e) (or in the various private letter ruling request submissions made to the Internal Revenue Service in connection therewith).

          LIABILITIES means any and all claims, debts, liabilities and obligations, including Environmental Liabilities, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          MANAGE means use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose, and MANAGEMENT means the analogous noun forms of the foregoing verbs.

          PERSON means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, including any governmental authority.

          RECORD DATE means March 9, 1998, or such other date as is designated by CSC's Board of Directors as the record date for determining the shareowners of CSC entitled to receive the Distribution.

          RELEASE means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape.

          SECURITIES ACT means the Securities Act of 1933, as amended.

          SECURITY INTEREST means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

          SPECIFIED COLLECTIVE BARGAINING AGREEMENTS means those collective bargaining or similar agreements set forth on Schedule 1.1(a) hereto.

          SPINCO ASSETS means all Assets that are (i) owned of record or held in the name of a member of the Spinco Group as of the Distribution Date following consummation of the Internal Transfer Transactions described on Exhibit A, (ii) treated as owned by a member of the Spinco Group on the Spinco Balance Sheet, subject to dispositions in the operation of the Spinco Business after the date of the Spinco Balance Sheet, and any Assets acquired by either Group after the date of the Spinco Balance Sheet and prior to the Distribution Date that would have been included on the Spinco Balance Sheet had they been owned on the date of the Spinco Balance Sheet, (iii) except as otherwise provided in any Ancillary Agreement, used exclusively on the Distribution Date by one or more members of the Spinco Group and which are owned, leased or held by a member of either Group on the Distribution Date, other than any Assets located at or associated with the Headquarters Facility, (iv) subject to Article VI, any rights of any member of the Spinco Group under any of the Insurance Policies, (v) subject to Section 3.2(c), Spinco Contracts, (vi) any Assets (including pension Assets, pension funds or other Assets) expressly contemplated to be transferred, licensed or otherwise made available to any member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement, (vii) Spinco Contingent Gains and (viii) books and records owned by a member of either Group on the Distribution Date that are located at or associated with the Headquarters Facility and that relate exclusively to the Spinco Business or the Spinco Assets.

          SPINCO BALANCE SHEET means the pro forma condensed combined balance sheet of Spinco as of February 1, 1998 set forth on Exhibit B attached hereto and made a part hereof.

          SPINCO BUSINESS means the business or businesses that, after giving effect to the Internal Transfer Transactions set forth on Exhibit A are conducted by Spinco or any other member of the Spinco Group, including any business or operations of the Spinco Group following the Distribution Date.

          SPINCO BYLAWS means the Bylaws of Spinco substantially in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          SPINCO CERTIFICATE means the Certificate of Incorporation of Spinco substantially in the form filed as an exhibit to the Form 10 at the time it becomes effective.

          SPINCO CLAIM means any claim with respect to any injury, loss, Liability, damage or expense (i) that is or was incurred or asserted to have been incurred prior to the Distribution Date in, or in connection with, the Spinco Business or (ii) that is or was incurred, or asserted to have been incurred, prior to the Distribution Date that is against any member of the Spinco Group or any employee of any member of the Spinco Group; provided, however, that such claim, such injury, loss, Liability, damage or expense is or may be insured or insurable under one or more of the Insurance Policies and represents a Spinco Liability.

          SPINCO COMMON STOCK means the shares of Common Stock, without par value, of Spinco.

          SPINCO CONTINGENT GAIN means any Contingent Gain if such Contingent Gain primarily relates to the Spinco Business (ignoring, for this purpose, the difference in the relative sizes of the CSC Business and the Spinco Business) or if such Contingent Gain is expressly assigned to Spinco pursuant to this Agreement or any Ancillary Agreement.

          SPINCO CONTRACTS means (i) contracts, leases and licenses existing on the Distribution Date which have as a party a member of either Group and which are used exclusively by one or more members of the Spinco Group, (ii) the Spinco Interest in Shared Contracts, (iii) the Specified Collective Bargaining Agreements and (iv) any such other contracts, leases and licenses as may be provided in any Ancillary Agreement; provided, however, that none of the Insurance Policies will constitute Spinco Contracts.

          SPINCO GROUP shall mean Spinco and its Subsidiaries as of the Distribution Date following consummation of the Internal Transfer Transactions set forth on Exhibit A.

          SPINCO INTEREST IN SHARED CONTRACTS means the portions of any contracts, leases and licenses existing on the Distribution Date (other than the Insurance Policies) which have as a party a member of either Group and which relate to, and are material to, the Spinco Business.

          SPINCO LIABILITIES means (i) Liabilities of Spinco or another member of the Spinco Group under this Agreement or any Ancillary Agreement, (ii) Liabilities incurred in connection with the conduct or operation of the Spinco Business or the ownership, leasing or use of the Spinco Assets (including liabilities arising under contracts, leases and licenses (including the Spinco Contracts), real property and leasehold interests), whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising before, on or after the Distribution Date, other than (A) Divested Business Liabilities and (B) Identified Non-Operating Real Property Liabilities, (iii) Liabilities set forth on the Spinco Balance Sheet as reduced in the operation of the Spinco Business after the date of the Spinco Balance Sheet, and any Liabilities of either Group incurred or arising after the date of the Spinco Balance Sheet and prior to the Distribution Date that would have been included in the Spinco Balance Sheet had they been incurred or arisen prior to the date of the Spinco Balance Sheet, and (iv) Liabilities of Spinco arising under or in connection with the Assumed Senior Debt Facility Agreements. Notwithstanding the foregoing, the Spinco Liabilities shall not include any debt of the CSC Group for money borrowed or evidenced by a note, debenture or other instrument, except the indebtedness arising under or in connection with the Assumed Senior Debt Facility Agreements and the other debt set forth on the Spinco Balance Sheet.

          SUBSIDIARY means, with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

          TAX shall have the meaning given to such term in the Tax Agreement.

          TAX AGREEMENT means the Tax Sharing and Indemnification Agreement entered into on or prior to the Distribution Date between CSC and Spinco, as amended from time to time.

          TRANSITION SERVICES AGREEMENT means the Transition Services Agreement entered into on or prior to the Distribution Date between CSC and Spinco, as amended from time to time.

                                  ARTICLE II
                               THE DISTRIBUTION

     SECTION 2.1  COOPERATION PRIOR TO THE DISTRIBUTION.  Prior to the
Distribution,

          (a) CSC and Spinco shall prepare, and CSC shall mail to the holders of CSC Common Stock as of the Record Date, the Information Statement. CSC and Spinco shall also prepare, and Spinco shall file with the Commission, the Form 10, which shall include the Information Statement. CSC and Spinco shall use all reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable after the filing thereof.

          (b) CSC and Spinco shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plan contemplated by the Benefits Agreement.

          (c) CSC and Spinco shall by means of a reclassification, stock split or stock distribution or other means (including pursuant to the Internal Transfer Transactions set forth on Exhibit A) cause the number of outstanding shares of Spinco Common Stock held by CSC to be equal to the number of shares to be distributed in the Distribution (as determined by CSC).

          (d) CSC and Spinco shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

          (e) Spinco shall prepare, file and use all reasonable efforts to have approved an application to permit listing of the Spinco Common Stock on the New York Stock Exchange or another mutually agreeable stock exchange or quotations system.

          (f) CSC and Spinco shall take all actions which may be required to elect or otherwise appoint as directors of Spinco, on or prior to the Distribution Date, the persons named in the Form 10 to constitute the Board of Directors of Spinco on the Distribution Date.

          (g) CSC shall cause a Certificate of Amendment and Restatement of the Spinco Certificate of Incorporation substantially in the form filed with the Form 10, to be filed for record with the New Jersey Secretary of State and to be in effect on the Distribution Date, and (ii) the Board of Directors of Spinco shall amend the Bylaws of Spinco so that the Spinco Bylaws are substantially in the form filed with the Form 10.

          (h) CSC and Spinco shall take all actions as may be necessary to approve the stock-based employee benefit plans of Spinco in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and any requirements of the NYSE (or any other stock exchange or quotations system on which Spinco Common Stock is to be listed or traded).

          (i) CSC and Spinco shall use all reasonable efforts to consummate or cause to be consummated the transactions set forth on Schedule 2.1(i) hereto.

     SECTION 2.2 CSC BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. CSC's Board of Directors shall, in its sole discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution; provided, however, in no event shall the Distribution occur unless the following conditions shall have been satisfied or shall have been waived by CSC's Board of Directors in its sole discretion:

          (a) all material regulatory approvals necessary to consummate the Distribution shall have been received and be in full force and effect;

          (b) the Form 10 shall have become effective under the Exchange Act, and no stop order or similar Commission proceeding shall be in effect with respect to such Form 10;

          (c) Spinco's Board of Directors, as named in the Form 10, shall have been elected by CSC, as sole shareowner of Spinco, and the Spinco Certificate and Spinco Bylaws shall be in effect;

          (d) the Spinco Common Stock shall have been accepted for listing on the New York Stock Exchange or other mutually agreeable stock exchange or quotations system, subject to official notice of issuance;

          (e) a private letter ruling from the Internal Revenue Service that, among other things, the Distribution will not be taxable to the shareowners of CSC pursuant to Section 355 of the Code shall have been obtained and continue in effect, and such ruling shall be in form and substance satisfactory to CSC in its sole discretion;

          (f) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect and no other event shall have occurred or failed to occur that prevents consummation of the Distribution;

          (g) the CSC Board of Directors shall have formally approved the Distribution; and

          (h) the Internal Transfer Transactions shall have been consummated and this Agreement and the Ancillary Agreements shall have been executed and delivered;

provided, however, that satisfaction of such conditions shall not create any obligation on the part of CSC, Spinco or any other person to effect or seek to effect the Distribution or in any way limit CSC's right to terminate this Agreement as set forth in Section 11.1 or alter the consequences of any such termination from those set forth in Section 11.2.

     SECTION 2.3 THE DISTRIBUTION. (a) On or before the Distribution Date, subject to satisfaction or waiver of the conditions set forth in this Agreement, CSC shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Spinco Common Stock held by the CSC Group, endorsed in blank, and shall instruct the Distribution Agent to distribute, or make book-entry credits for, one share of Spinco Common Stock in respect of every ten shares of CSC Common Stock held by holders of record of CSC Common Stock on the Record Date, all subject to paragraph (b) below and Section
2.4. Spinco agrees to provide all certificates for shares of Spinco Common Stock and any information relating to Spinco that the Distribution Agent shall require in order to effect the Distribution.

          (b) Notwithstanding paragraph (a) above, awards of restricted CSC Common Stock granted under the Campbell Soup Company 1994 Long-Term Incentive Plan shall, in lieu of receiving the distribution referred to above, be adjusted all as more fully set forth in the Benefits Agreement.

     SECTION 2.4 FRACTIONAL SHARES. Spinco will take all necessary actions to adopt a book-entry stock transfer and registration system effective as of the Distribution Date. No certificates or scrip representing fractional shares of Spinco Common Stock will be distributed to holders of CSC Common Stock in the Distribution. The Distribution Agent will, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record of CSC Common Stock as of the Record Date who (i) has requested a physical stock certificate or (ii) owns less than one whole share of Spinco Common Stock, (b) aggregate all fractional shares held by such holders, and (c) sell the whole shares attributable to the aggregate of such fractional shares, in open market transactions, in each case at the then prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, without interest, such holder's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required, if any, to be withheld for U.S. federal income tax purposes.


                                  ARTICLE III
              CONVEYANCE OF CERTAIN ASSETS; ASSUMPTION OF CERTAIN
                    LIABILITIES; CERTAIN OTHER ARRANGEMENTS

     SECTION 3.1 INTERNAL TRANSFER TRANSACTIONS. On or prior to the Distribution Date (but in any event prior to the Distribution) and otherwise in accordance with the terms and provisions of Exhibit A, each of CSC and Spinco will, and will cause each of their respective Subsidiaries to, as applicable, take such action or actions as are necessary to consummate the Internal Transfer Transactions set forth on Exhibit A. Notwithstanding the foregoing, each of the parties agrees that prior to the Distribution the Internal Transfer Transactions may be amended, modified or supplemented in any manner determined to be appropriate or necessary by CSC, including, without limitation, to qualify any of such transactions for tax-free treatment under the Code.

     SECTION 3.2 CONVEYANCE OF ASSETS; ASSUMPTION OF LIABILITIES. (a) Except as otherwise expressly provided herein or in any of the Ancillary Agreements, effective on or prior to the Distribution Date,

                  (i) CSC shall, on behalf of itself and its Subsidiaries, transfer or cause to be transferred to Spinco or another member of the Spinco Group, all of CSC's and the other members of the CSC Group's right, title and interest in and to the Spinco Assets (except for those Assets to be transferred at a later date as set forth in paragraph (c) below).

                  (ii) Spinco shall, on behalf of itself and its Subsidiaries, transfer or cause to be transferred to CSC or another member of the CSC Group, all of Spinco's and the other members of the Spinco Group's right, title and interest in and to the CSC Assets (except for those Assets to be transferred at a later date as set forth in paragraph (c) below); and

                  (iii) Spinco shall, on behalf of itself and its Subsidiaries, assume, or cause another member of the Spinco Group to assume, the Spinco Liabilities (except for those Liabilities to be assumed at a later date as set forth in paragraph (c) below).

          (b) From and after the Distribution Date, (i) Spinco shall, or shall cause another member of the Spinco Group to, pay, perform and discharge all Spinco Liabilities, and (ii) CSC shall, or shall cause another member of the CSC Group to, pay, perform and discharge all CSC Liabilities.

          (c)     (i)   If any Asset or Liability may not be transferred by
reason of the requirement to obtain the consent of any third party (other than a governmental authority) and such consent has not been obtained on or before the Distribution Date, then such Asset or Liability shall not be transferred until such consent has been obtained, and CSC or Spinco, as the case may be, shall cause the owner or holder of such Asset or Liability to use reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, or the control over disposition, compromise or satisfaction of such Liability, as applicable. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or assumption of the Asset or Liability, as appropriate.

                  (ii) If any Asset or Liability may not be transferred by operation of law or without the approval of any governmental authority, then such Asset or Liability shall not be transferred until such approval has been obtained, and the parties hereto shall reasonably cooperate (and shall cause their respective Affiliates to cooperate) to seek to obtain any necessary regulatory or governmental approvals for the transfer of such Asset or Liability. CSC or Spinco, as the case may be, shall cause the owner or holder of such Asset or Liability to use reasonable efforts to provide to the appropriate member of the other Group all the rights and benefits under such Asset, or the control over disposition, compromise or satisfaction of such Liability, as applicable. Both parties shall otherwise cooperate and use all reasonable efforts to provide the economic and operational equivalent of an assignment or assumption of the Asset or Liability, as appropriate.

                  (iii) In the event that any conveyance of an Asset or Liability required hereby or by any Ancillary Agreement is not effected on or before the Distribution Date, the obligation to transfer such Asset or Liability shall continue past the Distribution Date and shall be accomplished as soon thereafter as practicable. Whether or not any required consent or governmental authorization is obtained, or any Asset or Liability is transferred or assumed, as the case may be, on or prior to the Distribution Date, nothing in this paragraph (c) shall in any way limit the obligations of Spinco to indemnify the CSC Indemnities (as defined in Section 5.1) for Spinco Liabilities pursuant to
Section 5.1 or the obligations of CSC to indemnify Spinco Indemnities (as defined in Section 5.2) for CSC Liabilities pursuant to Section 5.2.

                  (iv) Without limiting the foregoing, it is understood and agreed that with respect to the transfer to Spinco or another member of the Spinco Group of the Spinco Interest in Shared Contracts, the parties shall use their reasonable efforts to assign the underlying contract, lease or license in part, so that each party will be entitled to the rights and benefits (and liabilities and obligations) inuring to its business under such contract, lease or license.

          (d)     (i)   Each of CSC and Spinco, at the request of the other
party, shall use its reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Spinco Liabilities, or to obtain in writing the unconditional release of any member of the CSC Group that is a party to such arrangement, so that, in any such case, Spinco, or some other member of the Spinco Group, will be solely responsible for such Liabilities; provided, however, that no party will be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested. Whether or not any such consent, approval, substitution or amendment is obtained, nothing in this paragraph (d) shall in any way limit the obligations of Spinco in respect of its assumption of the Spinco Liabilities pursuant to this Agreement or any Ancillary Agreement or its indemnification of CSC Indemnitees for the Spinco Liabilities pursuant to Article V hereof.

                  (ii) Each of CSC and Spinco, at the request of the other party, shall use its reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute CSC Liabilities, or to obtain in writing the unconditional release of any member of the Spinco Group that is a party to such arrangement, so that, in any such case, CSC, or some other member of the CSC Group, will be solely responsible for such Liabilities; provided, however, that no party will be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested. Whether or not any such consent, approval, substitution or amendment is obtained, nothing in this paragraph (d) shall in any way limit the obligations of CSC in respect of its indemnification of Spinco Indemnitees for the CSC Liabilities pursuant to Article V hereof.

          (e) From and after the Distribution Date, each party shall promptly transfer or cause the members of its Group promptly to transfer to the other party or the appropriate member of the other party's Group, from time to time, any property received that is an Asset of the other party or a member of its Group. Without limiting the foregoing, funds received by a member of one Group upon the payment of accounts receivable that belong to a member of the other Group shall be transferred to the other Group by wire transfer not more than 20 business days after receipt of such payment.

          (f) Each of CSC (on behalf of itself and each member of the CSC Group) and Spinco (on behalf of itself and each member of the Spinco Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to any Ancillary Agreement or any other agreement or document contemplated by any Ancillary Agreement either has or is representing or warranting in any way as to the Assets, businesses or Liabilities retained, transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, or any Liability of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or any other thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in any Ancillary Agreement, all such Assets were, or are being, transferred, or are being retained, on an "as is, where is" basis (and, in the case of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest. Without limiting the foregoing, neither CSC nor any other party hereto, or to any Ancillary Agreement, is making any representation or warranty to Spinco or any other Person in respect of the Spinco Balance Sheet, including in respect of the accuracy or presentation thereof, or the adequacy of accruals, reserves and other amounts reflected thereon.

     SECTION 3.3 FINANCING ARRANGEMENTS. Each of the parties hereto acknowledges that (a) CSC has arranged availability for up to $750 million in senior unsecured financing pursuant to the Assumed Senior Debt Facility Agreements, (b) that CSC has, prior to the date hereof, incurred $500 million in indebtedness pursuant to such Assumed Senior Debt Facility Agreements and (c) that CSC has used, or will use prior to the Distribution Date, such indebtedness to refinance other outstanding indebtedness of CSC. Spinco agrees that, following the Distribution Date, Spinco will indemnify CSC (and all the other members of the CSC Group) and hold such parties harmless from and against all the obligations of CSC (or Spinco) arising under the Assumed Senior Debt Facility Agreements (including the obligation to repay such $500 million in outstanding borrowings), with the effect that CSC (and all other members of the CSC Group) shall have no further liability or obligation under the Assumed Senior Debt Facility Agreements.

     SECTION 3.4 CONDUCT OF SPINCO PENDING DISTRIBUTION. Prior to the Distribution Date, the business of Spinco shall be operated for the sole benefit of CSC as its sole shareowner. Without limiting the foregoing, prior to the Distribution Date, Spinco shall not, without the prior consent of CSC, make any public announcement concerning the Distribution and shall use its best efforts not to take any action which may prejudice or delay the consummation of the Distribution.

     SECTION 3.5 DIRECTOR RESIGNATIONS. (a) CSC shall cause all of its directors and all employees of the CSC Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the Spinco Group on which they serve, except as otherwise mutually agreed to in writing by CSC and Spinco.

          (b) Spinco shall cause all of its directors and all employees of the Spinco Group to resign, effective as of the close of business on the Distribution Date, from all boards of directors or similar governing bodies of each member of the CSC Group on which they serve, except as otherwise mutually agreed to in writing by CSC and Spinco.

     SECTION 3.6 SETTLEMENT OF INTERCOMPANY ACCOUNTS. All intercompany receivables, payables and loans between any member of the CSC Group, on the one hand, and any member of the Spinco Group, on the other hand, shall, as of the Distribution Date, be contributed to capital and deemed settled and discharged; provided, however, that (a) the intercompany payable in the aggregate amount of $________ on the books of Spinco due to CSC representing various costs and expenses related to the Distribution that are attributable to Spinco and (b) the amount of the change in CSC's net investment account for Spinco and the other members of the Spinco Group since August 3, 1997, reduced by net earnings since August 3, 1997 (but in no event more than the amount reflecting advances to the Spinco subsidiaries for their working capital needs), shall in each case be deemed converted into an ordinary trade payable and remain on the books of Spinco in the case of clause of (a) and the appropriate Spinco subsidiary in the case of clause (b), with payment due to CSC thereunder within 45 days of the Distribution Date.

     SECTION 3.7 TERMINATION OF INTERCOMPANY AGREEMENTS. (a) Spinco and each member of the Spinco Group, on the one hand, and CSC and each member of the CSC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Spinco and/or any member of the Spinco Group, on the one hand, and CSC and/or any member of the CSC Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

          (b) The provisions of Section 3.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement or any of the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the parties hereto or any of the members of their respective Groups); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 3.7(b)(ii) hereto; (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties hereto and their respective Affiliates is a party; (iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned subsidiary of CSC or Spinco, as the case may be, is a party (it being understood that directors' qualifying shares or similar interests will be disregarded for purposes of determining whether a subsidiary is wholly owned); and (v) any other agreements, arrangements, commitments or understandings that this Agreement or any of the Ancillary Agreements expressly contemplates will survive the Distribution Date.

     SECTION 3.8 GUARANTEED SPINCO LIABILITIES. (a) Spinco shall use all reasonable efforts (excluding payment of money or other significant consideration) to obtain as promptly as practicable after the Distribution Date the release of CSC from its obligations as guarantor or obligor with respect to Guaranteed Spinco Liabilities. In no event shall any member of the Spinco Group extend the term of any Guaranteed Spinco Liabilities (such as by exercising an option to renew a lease) unless the guarantee of CSC is released as to any future obligations under such Guaranteed Spinco Liabilities or CSC otherwise consents in writing.

          (b) In the event that CSC is required to pay any Guaranteed Spinco Liabilities, without limiting any of CSC's rights and remedies against Spinco under this Agreement or otherwise, Spinco shall, or shall cause a member of the Spinco Group to, reimburse CSC as soon as practicable (but in no event later than 30 days) following receipt of notice of such payment, and in order to secure Spinco's obligations to CSC hereunder in respect of such Guaranteed Spinco Liabilities, CSC shall be entitled to all the rights of the payee in any property of any member of the Spinco Group pledged as security for such Guaranteed Spinco Liabilities.

          (c) In the event that at any time, whether prior to or after the Distribution Date, CSC identifies any letters of credit, interest rate or foreign exchange contracts or other financial or other contracts (other than Guaranteed Spinco Liabilities) that relate primarily to the Spinco Business but for which any member of the CSC Group has contingent, secondary, joint, several or other Liability of any nature whatsoever, Spinco will at its expense take such actions and enter into such agreements and arrangements as CSC may reasonably request to effect the release or substitution of the member of the CSC Group.

     SECTION 3.9 COVENANTS REGARDING DOMESTIC GROCERY BUSINESS OF CSC. (a) Spinco, on behalf of itself and the Spinco Group, agrees that neither it nor any other member of the Spinco Group nor any of their Affiliates after the Distribution Date shall, without the prior written consent of CSC, directly or indirectly, as owner, partner, agent, consultant or otherwise, for a period of three years following the Distribution Date, engage in the manufacturing, distribution, marketing or selling of U.S. Grocery Products anywhere in the United States. For this purpose, U.S. GROCERY PRODUCTS means the following products to the extent such products are substantially similar to those products manufactured or sold by CSC or another member of the CSC Group in the United States as of the Distribution Date: soups, broths, vegetable juices, salsa and picante and other Mexican sauces or dips, Italian sauces, heat processed prepared pasta and gravies.

          (b) Spinco, on behalf of itself and the Spinco Group, acknowledges and agrees that the covenants in paragraph (a) above are reasonable in geographical and temporal scope and otherwise are necessary to protect the legitimate interests of CSC in its domestic grocery business and that it and the other members of the Spinco Group have received adequate and independent consideration in respect of such covenants. Each of the parties agrees that to the extent any provision or portion of paragraph (a) shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

          (c)  Spinco further acknowledges that its covenants under this Section
3.9 are of a special, unique, unusual and extraordinary character. As the violation by Spinco or any member of the Spinco Group of the provisions of this
Section 3.9 would cause irreparable injury to CSC, and there is no adequate remedy at law for such violation, CSC shall, notwithstanding anything to the contrary herein, have the right in addition to any other remedies available, at law or in equity, to seek to enjoin Spinco (or such other member of the Spinco Group) in a court of equity from violating such provisions. Spinco, on behalf of itself and the Spinco Group, hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant an injunction or other equitable relief, or otherwise. Without limiting the foregoing, Spinco hereby waives the right to require CSC to post any bond or other security with respect to any proceeding to enforce the provisions of this
Section 3.9. The existence of the rights of CSC set forth in this Section 3.9 shall not preclude any other rights and remedies at law or in equity which CSC may have.

          (d)  Spinco acknowledges that the covenants contained in this Section
3.9 are independent covenants and that any failure by CSC or any member of the CSC Group to perform its obligations under this Agreement or any Ancillary Agreement shall not be a defense to enforcement of the covenants contained in this Section 3.9. The covenants contained in this Section 3.9 shall survive any termination of this Agreement. The time periods associated with the covenants set forth in paragraph (a) shall be extended by the period equal to the duration of any breach thereof by Spinco.

     SECTION 3.10 THE NON-U.S. PLAN. Each of CSC and Spinco shall take, and shall cause each member of its respective Group to take, such action as shall be reasonably necessary to consummate the transactions contemplated on Schedule 2.1(i) hereto (whether prior to or after the Distribution Date).

     SECTION 3.11 CORPORATE NAME. (a) Except as otherwise specifically provided in any Ancillary Agreement:

               (i) as soon as reasonably practicable after the Distribution Date but in any event within one year thereafter, Spinco will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of Spinco's property or premises or on the property or premises used by Spinco or another member of the Spinco Group (except property or premises to be shared with CSC or a member of the CSC Group after the Distribution Date) which refer or pertain to CSC or which include the CSC name, logo or any other trademark or the name of any member of the CSC Group or any other CSC intellectual property; and

               (ii) as soon as is reasonably practicable after the Distribution Date but in any event within one year thereafter, Spinco will, and will cause the other members of the Spinco Group to, remove from all packaging materials, letterhead, envelopes, invoices and other communications media of any kind, all references to CSC, including the CSC name, logo and any other trademark or name of any member of the CSC Group or any other CSC intellectual property (except that Spinco shall not be required to take any such action with respect to materials in the possession of customers and Spinco may, until the first anniversary of the Distribution Date, continue to use existing stock and supplies), and neither Spinco nor any other member of the Spinco Group shall use or display the CSC name, logo or other trademarks or name of any member of the CSC Group or any other CSC intellectual property without the prior written consent of CSC.

          (b)  Except as otherwise specifically provided in any Ancillary
Agreement:

               (i) as soon as reasonably practicable after the Distribution Date but in any event within one year thereafter, CSC will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of CSC's property or premises or on the property or premises used by CSC or another member of the CSC Group (except property or premises to be shared with Spinco or another member of the Spinco Group after the Distribution Date) which refer or pertain to Spinco or which include the Spinco name, logo or any other trademark or the name of any member of the Spinco Group or any other Spinco intellectual property; and

               (ii) as soon as is reasonably practicable after the Distribution Date but in any event within one year thereafter, CSC will, and will cause the other members of the CSC Group to, remove from all packaging materials, letterhead, envelopes, invoices and other communications media of any kind, all references to Spinco, including the Spinco name, logo and any other trademark or name of any member of the Spinco Group or any other Spinco intellectual property (except that CSC shall not be required to take any such action with respect to materials in the possession of customers and CSC may, until the first anniversary of the Distribution Date, continue to use existing stock and supplies), and neither CSC nor any of other member of the CSC Group shall use or display the Spinco name, logo or other trademarks or name of any member of the Spinco Group or any other Spinco intellectual property without the prior written consent of Spinco.

          (c) Each party acknowledges that it has no interest in nor any right to use or display the name or any trademark or intellectual property of the other party in any way, except to the extent specifically provided herein or in any Ancillary Agreement and except for any use which is otherwise permissible as "fair use" under applicable law.

                                  ARTICLE IV
                                MUTUAL RELEASES

     SECTION 4.1 RELEASE OF PRE-DISTRIBUTION CLAIMS. (a) Except as provided in Section 4.1(c), effective as of the Distribution Date, Spinco does hereby, for itself and each other member of the Spinco Group, and their respective Affiliates (other than any member of the CSC Group), successors and assigns, remise, release and forever discharge CSC, the members of the CSC Group, their respective Affiliates (other than any member of the Spinco Group), successors and assigns, and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the actions or decisions taken or omitted to be taken in connection with, and the other activities relating to, the structuring or implementation of the Distribution and the transfer of the Spinco Assets to the Spinco Group and the assumption by the Spinco Group of the Spinco Liabilities.

          (b) Except as provided in Section 4.1(c), effective as of the Distribution Date, CSC does hereby, for itself and each other member of the CSC Group, their respective Affiliates (other than any member of the Spinco Group), successors and assigns, remise, release and forever discharge Spinco, the respective members of the Spinco Group, their respective Affiliates (other than any member of the CSC Group), successors and assigns, and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution and the transfer of the Spinco Assets to the Spinco Group and the assumption by the Spinco Group of the Spinco Liabilities.

          (c) Nothing contained in Section 4.1(a) or (b) shall impair any right of any Person to enforce this Agreement or the Ancillary Agreements, or any agreements, arrangements, commitments or understandings that are referred to herein or therein as not terminating as of the Distribution Date, in each case in accordance with its terms. Without limiting the foregoing, nothing contained in Section 4.1(a) or (b) shall release any Person from:

               (i) any Liability provided in or resulting from any agreement among any members of the CSC Group or the Spinco Group that is specified in Section 3.7(b) or in Schedule 3.7(b)(ii) as not to terminate as of the Distribution Date;

               (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

               (iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of Article V, or, if applicable, by the appropriate provisions of the Ancillary Agreements; or

               (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this
          Section 4.1.

          (d) Spinco shall not make, and shall not permit any member of the Spinco Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CSC, any member of the CSC Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). CSC shall not, and shall not permit any member of the CSC Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

          (e) It is the intent of each of CSC and Spinco by virtue of the provisions of this Section 4.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Spinco or any member of the Spinco Group, on the one hand, and CSC or any member of the CSC Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 4.1(c). At any time, at the request and expense of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.


                                   ARTICLE V
                                INDEMNIFICATION

     SECTION 5.1 SPINCO INDEMNIFICATION OF THE CSC GROUP. On and after the Distribution Date, Spinco shall indemnify, defend and hold harmless each member of the CSC Group, and each of their respective directors, officers, employees and agents (the CSC INDEMNITEES) from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions, but expressly excluding any special or consequential damages) (collectively, INDEMNIFIABLE LOSSES) incurred or suffered by any of the CSC Indemnitees and arising out of or in connection with (a) any of the Spinco Liabilities (including, without limitation, the failure by Spinco or any member of the Spinco Group to pay, perform or discharge such Liabilities in accordance with their terms), (b) any of the Guaranteed Spinco Liabilities,
(c) any breach by Spinco or any member of the Spinco Group of this Agreement or any Ancillary Agreement and, (d) any Liability relating to, arising out of or resulting from any actual or threatened Action or other claim brought by any Person other than a member of the Spinco Group alleging that any Liability was improperly allocated to the Spinco Group or that any Asset was improperly withheld from the Spinco Group, in each case pursuant to this Agreement or any of the Ancillary Agreements.

     SECTION 5.2 CSC INDEMNIFICATION OF SPINCO GROUP. On and after the Distribution Date, CSC shall indemnify, defend and hold harmless each member of the Spinco Group and each of their respective directors, officers, employees and agents (the SPINCO INDEMNITEES) from and against any and all Indemnifiable Losses incurred or suffered by any of the Spinco Indemnitees and arising out of or in connection with (a) any of the CSC Liabilities (including the failure by CSC or any member of the CSC Group to pay, perform or discharge such Liabilities in accordance with their terms) and (b) any breach by CSC or any member of the CSC Group of this Agreement or any Ancillary Agreement.

     SECTION 5.3 INSURANCE AND THIRD PARTY OBLIGATIONS. The amount which an Indemnifying Party (as defined in Section 5.4 below) is required to pay to any Indemnified Party (as so defined) pursuant to Section 5.1 or Section 5.2 shall be reduced (including, without limitation, retroactively) by any Insurance Proceeds and other amounts (including, without limitation, amounts actually received from third parties in respect of indemnification or contribution obligations of third parties) actually received by such Indemnified Party in reduction of the Indemnifiable Loss, it being understood and agreed that each member of the CSC Group and the Spinco Group shall use its reasonable efforts, at the expense of the Indemnifying Party, to collect any such proceeds or other such amounts to which it or any of its wholly-owned Subsidiaries is entitled, without regard to whether it is an Indemnified Party hereunder. If an Indemnified Party receives an indemnity payment pursuant to Section 5.1 or 5.2 in respect of an Indemnifiable Loss and subsequently receives Insurance Proceeds or other amounts in reduction of such Indemnifiable Loss, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference between (x) the sum of the amount of such indemnity payment and the amount of such Insurance Proceeds or other amounts actually received and (y) the amount of such Indemnifiable Loss. No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation hereunder.

     SECTION 5.4 NOTICE AND PAYMENT OF CLAIMS. If any CSC or Spinco Indemnitee (the INDEMNIFIED PARTY) determines that it is or may be entitled to indemnification by a party (the INDEMNIFYING PARTY) under this Article V (other than in connection with any Action or claim subject to Section 5.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified (it being understood, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Article V except to the extent the Indemnifying Party is materially prejudiced by the failure to give such notice). After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 90 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 90 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

     SECTION 5.5 NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. Promptly (but in no event later than 30 days) following the earlier of (a) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a THIRD-PARTY CLAIM), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 5.5 shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give notice. Within 90 days after receipt of such notice, the Indemnifying Party may by giving written notice thereof to the Indemnified Party, either (i) acknowledge, as between the parties hereto, liability for and, at its option (but only if the foregoing acknowledgment is provided), elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 5.5; provided that if the Indemnifying Party does not within the same 90 day period give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor or electing to assume the defense, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability for such Third-Party Claim. Any contest of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any such remedy or relief, other than monetary damages for which the Indemnifying Party shall be solely responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged (or is deemed to have acknowledged) liability for indemnification under this Article V, the Indemnified Party may require the Indemnifying Party to reimburse it on a monthly basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged (or is not deemed to have acknowledged) liability, within 15 days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

     SECTION 5.6 EXCLUSIVE REMEDY; WAIVER OF JURY TRIAL. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article V, together with Section 11.14 hereof, shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the matters set forth in Sections 5.1 and 5.2. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute arising under this Agreement or any Ancillary Agreement.

     SECTION 5.7 EXISTING CLAIMS. On the Distribution Date, Spinco shall assume (or shall cause one of its wholly-owned Subsidiaries to assume) (a) the prosecution of all claims which are Spinco Assets and are pending on the Distribution Date and (b) the defense against all Third Party Claims which are Spinco Liabilities and are pending on the Distribution Date.

                                  ARTICLE VI
                                  INSURANCE

     SECTION 6.1 INSURANCE POLICIES AND RIGHTS. (a) Prior to the Distribution Date, CSC and Spinco will use reasonable efforts to obtain insurance (or binders therefor) providing coverage to the Spinco Group similar to the coverage provided by insurance in place prior to the Distribution Date. It is understood and agreed that Spinco shall be responsible for payment of all premiums and other amounts due under insurance policies so obtained, as well as the performance of all other obligations of the insured party thereunder, including any obligations to supply letters of credit, surety bonds or similar arrangements.

          (b) (i) The parties intend by this Agreement that Spinco and each other member of the Spinco Group be successors-in-interest to all rights that any member of the Spinco Group may have as of the Distribution Date as a subsidiary, affiliate, division or department of CSC prior to the Distribution Date under any policy of insurance issued to CSC or any member of the CSC Group by any insurance carrier unaffiliated with CSC or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the Spinco Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date. At the request of Spinco, CSC shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that CSC shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

               (ii) With respect to any policy of insurance that may be transferred to Spinco (or any other member of the Spinco Group) pursuant to this Agreement or any Ancillary Agreement, except as otherwise provided in any Ancillary Agreement, the parties intend by this Agreement that CSC and each other member of the CSC Group be successors-in-interest to all rights that any member of the CSC Group may have as of the Distribution Date as an affiliate of Spinco or otherwise prior to the Distribution Date under any policy of insurance issued to Spinco or any member of the Spinco Group by any insurance carrier unaffiliated with Spinco or CSC or under any agreements related to such policies executed and delivered prior to the Distribution Date, including any rights such member of the CSC Group may have, as an insured or additional named insured, affiliate or otherwise, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the Distribution Date. At the request of CSC, Spinco shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however, that Spinco shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

               (iii) Except as otherwise contemplated by any Ancillary Agreement, after the Distribution Date, none of CSC or Spinco or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights to coverage of any member of the other Group thereunder; provided, however, that, except as expressly provided herein, the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Spinco and CSC will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

          (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CSC Group or the Spinco Group in respect of any Insurance Policy or any other contract or policy of insurance.

          (d) Spinco does hereby, for itself and each other member of the Spinco Group, agree that no member of the CSC Group or any CSC Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of CSC and its Affiliates as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

          (e) Nothing in this Agreement shall be deemed to restrict any member of the Spinco Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period to the extent such insurance policy does not contravene or abrogate any rights of any member of the CSC Group under any of CSC's insurance policies or increase (or potentially increase) premiums thereunder, whether prospectively or retroactively.

     SECTION 6.2 CLAIMS. (a) The parties agree that effective on the Distribution Date, CSC shall be deemed: (i) to have assigned to the Spinco Group, without need of further documentation, all of the CSC Group's rights, if any, as an additional named insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, under all of the Insurance Policies with respect to such Spinco Claims as are pending on the Distribution Date, and (ii) to the extent necessary to provide the Spinco Group with the benefit of such insurance with respect to Spinco Claims, to designate Spinco, without need of further documentation, as the agent and attorney-in-fact to assert and to collect any Insurance Proceeds under such Insurance Policies; provided, however, that nothing in this Section 6.2 shall be deemed to constitute (or reflect) the assignment of any of the Insurance Policies to the Spinco Group. If, subsequent to the Distribution Date, the Spinco Group shall be entitled to payment or reimbursement with respect to a Spinco Claim or any Person shall assert a Spinco Claim, then CSC shall at the time such Spinco Claim arises or is asserted be deemed: (i) to assign, without need of further documentation, to the Spinco Group all of the CSC Group's rights, if any, as an additional named insured party, including rights of indemnity and the right to be defended by or at the expense of the insurer, under the applicable Insurance Policy with respect to such Spinco Claim; and (ii) to the extent necessary to provide the Spinco Group with the benefit of such insurance with respect to Spinco Claims, to designate Spinco, without need of further documentation, as the agent and attorney-in-fact to assert and to collect any Insurance Proceeds under such Insurance Policies, provided, however, that nothing in this Section
6.2 shall be deemed to constitute (or to reflect) the assignment of any of the Insurance Policies to the Spinco Group. In the event an insurer refuses to honor such agency or to pay such Insurance Proceeds to the Spinco Group, CSC shall use all reasonable efforts to collect such Insurance Proceeds and forward them to Spinco.

          (b) In the event of payment of a Spinco Claim by the Spinco Group after the Distribution Date, Spinco, or the applicable member of the Spinco Group shall be subrogated to and stand in the place of CSC or the CSC Group as to any rights, events or circumstances in respect of which Spinco or the applicable member of the Spinco Group may have any right or claim under this Agreement or otherwise against any such insurer relating to such Spinco Claim. CSC shall cooperate with the Spinco Group in a reasonable manner in prosecuting any subrogated right or claim.

     SECTION 6.3 ADMINISTRATION AND RESERVES. Consistent with the provisions of Article V, from and after the Distribution Date:

          (a) CSC shall be responsible for (i) Insurance Administration of the Insurance Policies with respect to any CSC Liabilities, any CSC Assets or any claims as to which the CSC Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement; and (ii) Claims Administration with respect to any CSC Liabilities, any CSC Assets or any claims as to which the CSC Group has retained rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement. It is understood that the physical possession of the Insurance Policies by CSC (other than those transferred to Spinco hereunder or under any Ancillary Agreement) is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim or any other rights under the Insurance Policies, including without limitation, claims of Spinco and any of its operations, Subsidiaries and Affiliates for insurance coverage, reimbursement, subrogation or otherwise; and

          (b) Spinco shall be responsible for (i) Insurance Administration of the Insurance Policies with respect to any Spinco Liabilities, any Spinco Assets, or any claims as to which the Spinco Group has rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement, and (ii) Claims Administration with respect to any Spinco Liabilities, any Spinco Assets, or any claims as to which the Spinco Group has rights of reimbursement or subrogation pursuant to this Agreement or any Ancillary Agreement.

     SECTION 6.4 RETROSPECTIVELY-RATED PREMIUM ADJUSTMENTS. Each party shall pay its share of retrospectively-rated premiums incurred after the Distribution Date for coverage under the Insurance Policies with respect to their respective Liabilities which are Insured Claims under the Insurance Policies. Such shares will be determined consistent with the procedures and arrangements entered into with the applicable insurers prior to the date of this Agreement. Either party shall have the right but not the obligation to pay such premiums under the Insurance Policies with respect to the other party's Liabilities which are Insured Claims under the Insurance Policies to the extent that such other party does not pay such premiums, whereupon the non-paying party shall forthwith (but in no event more than 30 days following receipt of notice of such payment) reimburse the payor for any premiums paid by the payor with respect to such non-paying party's Liabilities.

     SECTION 6.5 ALLOCATION OF INSURANCE PROCEEDS; COOPERATION. (a) Except as otherwise provided in Section 5.3, Insurance Proceeds received with respect to claims, costs and expenses under the Insurance Policies shall be paid to CSC with respect to CSC Liabilities and to Spinco with respect to the Spinco Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from the Insurance Policies will be made to the appropriate party upon receipt from the insurance carrier.

          (b) Each of the parties hereto agrees to use reasonable efforts to maximize available coverage under the Insurance Policies for all Insured Claims whether or not such party is the expected beneficiary of Insurance Proceeds under such Insurance Policies in respect of such Insured Claim. As part of such efforts to maximize insurance coverage, each party agrees to take reasonable steps to recover such amounts as are or might be due from all other responsible parties in respect of an Insured Claim, including but not limited to Insured Claims as to which coverage limits under the Insurance Policies would be or would have been exceeded as a result of such Insured Claim and whether or not such party is expected to benefit directly from such efforts.

          (c) Where CSC Liabilities and Spinco Liabilities, as applicable, are covered under the same Insurance Policies for periods prior to the Distribution Date, or covering claims made after the Distribution Date with respect to an event or an occurrence prior to the Distribution Date, then the CSC Group and the Spinco Group may claim coverage for Insured Claims under such Insurance Policies as and to the extent that such insurance is available up to the full extent of the applicable limits of liability or other coverage of such Insurance Policies and subject to payment of any deductible, co-insurance amounts or retentions by the party making the claim. Each party may receive Insurance Proceeds in respect of its Insured Claims as and when payable under the terms of the applicable Insurance Policies without regard to the relative amount of deductible paid by either party after the Distribution Date with respect to an Insured Claim for a Liability for which such party was responsible or the amount of such Insurance Proceeds paid to either Group after the Distribution Date with respect to its respective Liabilities. In the event that the aggregate limits on any Insurance Policy are exceeded by the aggregate of paid Insured Claims, there shall be no allocation of previously paid deductibles, retentions, premiums or Insurance Proceeds between the Groups, and except as expressly provided in this Agreement, neither Group shall be entitled to reimbursement from the other Group for deductibles, premiums or Insurance Proceeds paid by an insurer to or on behalf of such Group; provided, however, that in the event additional insurance coverage for remaining unpaid Insured Claims may be purchased or reinstated by CSC, the parties agree to share such costs of reinstatement (including premium penalty adjustments) in the same proportion which the Insurance Proceeds under such Insurance Policy (both received and expected to be received by such party after the Distribution Date less deductible paid by such party after the Distribution Date) bears to the total Insurance Proceeds paid (and payable to the party with the pending claims under the new coverage limits).

     SECTION 6.6 REIMBURSEMENT OF EXPENSES. Spinco shall reimburse the relevant insurer (or any relevant third-party administrator), to the extent required under any Insurance Policy for any services performed after the Distribution Date with respect to any and all Spinco Claims which are paid, settled, adjusted, defended and/or otherwise handled by such insurer or third-party administrator pursuant to the terms and conditions of such Insurance Policy (or any service, claims handling or administration agreement with any such third-party administrator).

     SECTION 6.7 INSURER INSOLVENCY OR COVERAGE CONTROVERSY. The CSC Group shall not be obligated to reimburse the Spinco Group for any Spinco Claim covered under any Insurance Policies which is not paid because of the insolvency of such insurer or the refusal or failure by any insurer to pay such Spinco Claim; provided, however, that CSC shall assign to Spinco or any member of the Spinco Group all of its rights under such Insurance Policies with respect to such Spinco Claim and shall reasonably cooperate with Spinco, at Spinco's option and expense, in pursuing collection of all or part of such Spinco Claim from such insurer or such other third parties who may have liability for such Spinco Claim (including without limitation, governmental authorities, or others holding insurance reserves available for payment, trustees in bankruptcy or liquidators of such insurers, etc.).

     SECTION 6.8 DIRECT RESPONSIBILITY FOR CLAIMS. CSC agrees to notify insurers under the Insurance Policies of the Distribution and to seek an endorsement by such insurers that the coverage provided by such Insurance Policies will apply to the CSC Group and the Spinco Group with the same force and effect and subject to the same terms, conditions, and exclusions as if the separation of CSC and the Distribution had not occurred (it being understood that CSC shall be under no obligation to pay any amounts or otherwise incur any liabilities in connection therewith). In the event such endorsement is refused, CSC agrees to make reasonable efforts to place the Spinco Group in the same position as it would have been had such endorsement been agreed upon by such insurers (it being understood that CSC shall be under no obligation to pay any amounts or otherwise incur any liabilities in connection therewith). Spinco shall have the right to make reasonable efforts to negotiate agreements with any and all insurers or third-party administrators whereby Spinco shall assume direct responsibility for any and all Liabilities related to it under any Insurance Policies, and CSC shall provide reasonable assistance in this effort.

     SECTION 6.9 ASSISTANCE, WAIVER OF CONFLICT AND SHARED DEFENSE. Each of the parties hereto agrees to provide reasonable assistance to the other parties hereto as regards any dispute with any third party (including insurers, third-party administrators and state guaranty funds) as to any matter related to the Insurance Policies. In the event that Insured Claims of more than one Group exist relating to the same occurrence, the parties hereto agree to defend such Insured Claims jointly and to waive any conflict of interest necessary to the conduct of such joint defense. Nothing in this Section 6.9 or elsewhere in this
Article VI shall be construed to limit or otherwise alter in any way the indemnity obligations of the parties hereto, including those created by this Agreement, any Ancillary Agreement or by operation of law.


                                  ARTICLE VII
                          SERVICES AND RELATED MATTERS

     SECTION 7.1 PERFORMANCE OF SERVICES. Beginning on the Distribution Date, CSC will provide, or cause one or more of its Subsidiaries to provide, to Spinco or another member of the Spinco Group certain services, or the right to use certain assets, on such terms as may be set forth in the Transition Services Agreement, including any schedules thereto.

     SECTION 7.2 INDEPENDENCE. Unless otherwise agreed in writing, none of the individuals providing the scheduled services referred to in the Transition Services Agreement will be deemed to be employees of the party receiving such services for any purpose.


                                 ARTICLE VIII
                             CERTAIN OTHER MATTERS

     SECTION 8.1 BENEFITS AGREEMENT. All matters relating to or arising out of any employee benefit, compensation or welfare arrangement in respect of any present and former employee of the CSC Group or the Spinco Group shall be governed by the Benefits Agreement. In the event of any inconsistency between the Benefits Agreement and this Agreement with respect to such matters, the Benefits Agreement shall govern.

     SECTION 8.2 TAX MATTERS. All matters relating to Taxes shall be governed exclusively by the Tax Agreement. In the event of any inconsistency between the Tax Agreement and this Agreement with respect to such matters, the Tax Agreement shall govern.

     SECTION 8.3 INTELLECTUAL PROPERTY MATTERS. Certain matters relating to intellectual property are governed exclusively by the Intellectual Property Agreements. In the event of any inconsistency between the Intellectual Property Agreements and this Agreement with respect to the matters covered by the Intellectual Property Agreements, the Intellectual Property Agreements shall govern.

     SECTION 8.4 TREATMENT OF ASSETS TRANSFERRED AND LIABILITIES ASSUMED. All transfers of Assets of the CSC Group to the Spinco Group pursuant to this Agreement shall constitute contributions by CSC to the capital of Spinco, and all transfers of Assets of the Spinco Group to the

CSC Group, and the assumption by the Spinco Group of Liabilities of the CSC Group, net of Assets received, pursuant to this Agreement shall be treated as a distribution by Spinco to CSC.


                                  ARTICLE IX
                                  INFORMATION

     SECTION 9.1 ACCESS TO INFORMATION. From and after the Distribution Date, CSC and Spinco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other including, without limitation, for audit, accounting and litigation purposes; provided, however, that no party shall be under any obligation by reason of this Section 9.1 to afford such access to any of the foregoing persons in connection with any Action commenced or threatened against such party; and provided further, however, that except as expressly provided otherwise in any Ancillary Agreement, no party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

     SECTION 9.2 LITIGATION COOPERATION. CSC and Spinco shall each use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved; provided, however, that no party shall be under any obligation by reason of this Section 9.2 to make available any of the foregoing persons in connection with any Action commenced or threatened against such party.

     SECTION 9.3  PRIVILEGE MATTERS.

     (a) Each of the parties hereto shall, and shall cause the members of its Group over which it has legal or effective direct or indirect control to, use its reasonable efforts to maintain, preserve, protect and assert all privileges including, without limitation, all privileges arising under or relating to the attorney-client relationship (including without limitation the attorney-client and attorney work product privileges) that relate directly or indirectly to any member of the other Group for any period prior to the Distribution Date (PRIVILEGE or PRIVILEGES). Each of the parties hereto shall use its reasonable efforts not to waive, or permit any member of its Group over which it has legal or effective direct or indirect control to waive, any such Privilege that could be asserted under applicable Law without the prior written consent of the other party. With respect to each party, the rights and obligations created by this
Section 9.3 shall apply to all information as to which a member of any Group did assert or, but for the Distribution, would have been entitled to assert the protections of a Privilege (PRIVILEGED INFORMATION) including, but not limited to, any and all information that either:

               (i) was generated or received prior to the Distribution Date but which, after the Distribution, is in the possession of a member of another Group; or

               (ii) is generated or received after the Distribution Date but refers to or relates to Privileged Information that was generated or received prior to the Distribution Date.

          (b) Upon receipt by a party or any member of its Group of any subpoena, discovery or other request that arguably calls for the production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other parties of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 9.4 or otherwise to prevent the production or disclosure of Privileged Information. No party will, or will permit any member of its Group over which it has direct or indirect legal or effective control to, produce or disclose any information arguably covered by a Privilege under this Section 9.4 unless:

               (i) the other party has provided its express written consent to such production or disclosure; or

               (ii) a court of competent jurisdiction has entered an order which is not then appealable or a final, nonappealable order finding that the information is not entitled to protection under any applicable privilege.

          (c) The parties hereto understand and agree that the transfer of any books and records or other information between any members of the CSC Group or the Spinco Group shall be made in reliance on the agreements of CSC and Spinco as set forth in this Article IX, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 9.1, the agreement to provide witnesses and individuals pursuant to Section 9.2 and the transfer of Privileged Information to either party pursuant to this Section 9.3 shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 9.3 or otherwise.

     SECTION 9.4 REIMBURSEMENT. CSC and Spinco, each providing information or witnesses under Sections 9.1 or 9.2 to the other, shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

     SECTION 9.5 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as otherwise provided in the Tax Agreement, either party may destroy or otherwise dispose of any information at any time in accordance with the corporate record retention policy maintained by such party with respect to its own records, subject to the provisions of applicable law.

     SECTION 9.6 CONFIDENTIALITY. Each party shall, and shall cause each member of its Group to, hold and cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party or (b) later lawfully acquired after the Distribution on a non-confidential basis from other sources by the party to which it was furnished), and neither party shall release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree in writing to comply with the provisions of this
Section 9.6. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.


                                   ARTICLE X
                             INTEREST ON PAYMENTS

     SECTION 10.1 INTEREST ON PAYMENTS. Except as otherwise expressly provided in this Agreement, all payments by one party to the other under this Agreement or any Ancillary Agreement shall be paid, by wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at a floating rate of interest equal to the prime commercial lending rate publicly announced by Morgan Guaranty Trust Company of New York or any successor thereto at its principal office (or any alternative rate substituted therefor by such bank).


                                  ARTICLE XI
                                    GENERAL

     SECTION 11.1 TERMINATION. This Agreement may be terminated at any time prior to the Distribution by CSC.

     SECTION 11.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 11.1, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party.

     SECTION 11.3 EXPENSES. Except as specifically provided in this Agreement or any Ancillary Agreement (including Section 3.6), all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements and with the consummation of the transactions contemplated by this Agreement (including transfer taxes and the fees and expenses of the Distribution Agent and of all counsel, accountants and financial and other advisors) shall be paid by CSC.

     SECTION 11.4 NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly give or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4) listed below:

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

                    If to CSC, to:

                         Campbell Soup Company
                         Campbell Place
                         Camden, New Jersey 08103-1799
                         Attention:  Linda A. Lipscomb, Esq.
                         Fax No.: (609) 342-3936

                    If to Spinco, to:

                         Vlasic Foods International Inc.
                         Campbell Place
                         Camden, New Jersey 08103-1799
                         Attention:  Norma B. Carter, Esq.
                         Fax No.: (609) 342-3936

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

     SECTION 11.5 AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.
No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

     SECTION 11.6 ENTIRE AGREEMENT. This Agreement, together with the Ancillary Agreements, constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail, except as otherwise provided in Article VIII.

     SECTION 11.7 SURVIVAL. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive (a) the execution and delivery of this Agreement (b) the transfer and assumption of Spinco Assets and Spinco Liabilities and (c) the Distribution Date in perpetuity.

     SECTION 11.8 PARTIES IN INTEREST. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the CSC Group and the Spinco Group, the Persons released pursuant to Article IV hereof, and the CSC Indemnitees and Spinco Indemnitees under Article V hereof.

     SECTION 11.9 FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its Group or the business thereof.

     SECTION 11.10 SEVERABILITY. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

     SECTION 11.11 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey, without regard to the conflicts of law rules of such state.

     SECTION 11.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

     SECTION 11.13 ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     SECTION 11.14 DISPUTES. (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, DISPUTES), shall be subject to the provisions of this Section 11.14; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief (including where expressly authorized herein pursuant to Sections 3.9) or
(ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

If the parties do not resolve the Dispute within such 45 day period (the INITIAL MEDIATION PERIOD), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of CSC, the Chief Financial Officer or the Vice President - Treasurer and (b) in the case of Spinco, the Chief Financial Officer (collectively, the DESIGNATED OFFICERS). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

          (c) If the Dispute has not been resolved by negotiation within 75 days of the first party's notice, or if the parties failed to meet within 30 days of the first party's notice, or if the Designated Officers failed to meet within 60 days of the first party's notice, either party may commence any litigation or other procedure allowed by law.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                              CAMPBELL SOUP COMPANY


                              By  _______________________________________
                                  Name:
                                  Title:

                              VLASIC FOODS INTERNATIONAL INC.


                              By  _______________________________________
                                  Name:
                                  Title: